Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of August 19, 2022 by and between CULP, INC., a North Carolina corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of June 24, 2022, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendments to Credit Agreement.  The Credit Agreement is hereby amended as set forth in this Section 1.

1.1Section 5.9(b) of the Credit Agreement  is amended and restated in its entirety to read as follows:

“(b)Consolidated EBITDA/Consolidated Net Interest Expense Ratio. Ratio of Consolidated EBITDA to Consolidated Net Interest Expense not less than 3.00 to 1.00 as of the end of the Fiscal Quarter ended nearest to April 30, 2022, and as of the end of the Fiscal Quarter ending nearest to July 31, 2023 and as of each Fiscal Quarter end thereafter, all as determined on a rolling 4-quarter basis.”

1.2Section 5.9(c) of the Credit Agreement  is amended and restated in its entirety to read as follows:

“(c)Liquidity. For the Fiscal Quarters ending nearest to July 30, 2022, October 31, 2022, January 31, 2023 and April 30, 2023, sum of (i) Unencumbered Liquid Assets, valued at fair market value, plus (ii) unused but available borrowings under the Line of Credit (that is, (x) the lesser of the maximum principal amount of the Line of Credit or then-current Availability (as defined in Section 2.1(b)), minus (y) outstanding borrowings and Letters of Credit) shall not be less than Fifteen Million and No/100 Dollars ($15,000,000.00).  As used herein, “Unencumbered Liquid Assets” shall mean cash, cash equivalents and/or publicly traded marketable securities acceptable to Bank in its sole, but reasonable, discretion, free of any lien or other encumbrance (provided that retirement account assets held in a fiduciary capacity by Borrower shall not qualify as Unencumbered Liquid Assets).”

2.Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the fulfillment to Bank’s satisfaction of the following conditions:

(a)	Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)This Amendment; and

(ii)Such other documentation as Bank may reasonably require in connection with this Amendment.

(b)

Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any substantial or material portion of the assets of Borrower.

(c)

Amendment Fee.  In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $5,000.00.  Borrower hereby authorizes Bank to debit Borrower’s account number xxxxxxxxx4183 with Bank for the payment of such fee.

3.No Further Amendment.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

4.Representations and Warranties.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.  Borrower acknowledges and confirms that Bank has existing, valid first priority security interests and liens in the collateral securing the Line of Credit and that such security interests and liens shall secure Borrower’s obligations under the Credit Agreement as amended by this Amendment including, without limitation, all obligations under the Line of Credit Note and all future modifications of the Credit Agreement, the Line of Credit Note and the other Loan Documents.

5.Costs.  Borrower agrees to pay all costs and expenses of the Bank in connection with the preparation, execution and delivery of this Amendment, including without limitation the fees and expenses of the Bank’s legal counsel.

6.Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same document.

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C-221 _NC.DOC (Rev. 02/10)	-2-

WBD (US) 57307071v2

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

WELLS FARGO BANK,
CULP, INC.	NATIONAL ASSOCIATION

By:	By:
Name:	Name:
Title:	Title:

C-221 _NC.DOC (Rev. 02/10)	-3-

WBD (US) 57307071v2